EXHIBIT H
JOINT FILING AGREEMENT
Each of the undersigned hereby agrees that Amendment No. 1 to the Schedule 13D, to which this Agreement is attached as Exhibit H, and all further amendments to Schedule 13D relating to the Common Stock of CRISPR Therapeutics AG may be filed on behalf of each such person.
Dated: January 10, 2020
BAYER GLOBAL INVESTMENTS B.V.

By: /s/ Patrick Lennaerts
Name: Patrick Lennaerts Title: Managing Director

BAYER AG

By: /s/ Martina Völkel
Name: Martina Völkel Title: CFI, Head of LATAM

By: /s/ Martin Eisenhauer
Name: Martin Eisenhauer Title: Senior Counsel